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                       SUBSIDIARIES OF KUHLMAN CORPORATION


                                              Jurisdiction
                                                    of
               Name                          Incorporation
               ----                          -------------

     Kuhlman Electric Corporation               Delaware

     Coleman Holding Company                    Delaware

     Emtec Products Corporation                 Ohio